Exhibit 99.3

PRESS RELEASE	Contact
For Release	Lynn Felsinger
Visualant, Inc.

206.903.1351 phone
206.903.1352 fax
lynn@visualant.net

Paul Bonderson Joins Visualant Board of Directors

Seattle, WA. June 14, 2010/Business Wire

Visualant, Inc. (OTCBB: VSUL) (the “Company) an emerging leader in security and authentication systems technology, announced today that Paul R. Bonderson, Jr., Co-founder and former Vice President of Engineering and Chief Technology Officer at Brocade Communications Systems, Inc. (NASDAQ: BRCD), has joined the Visualant Board of Directors.

Mr. Bonderson has more than 30 years of technical experience in the computer industry, spanning both hardware and software engineering, engineering management, and product development. Prior to co-founding Brocade, Bonderson held engineering management positions at industry leading companies including Intel Corporation and Sun Microsystems, Inc.

Since retiring from Brocade, Bonderson has been an active philanthropist.  He is a member of the Board of Trustees of the Wetlands America Trust, Inc., the organization responsible for managing the endowment and land holdings of Ducks Unlimited.  He is also a Senior Advisory Vice President and Board Member of Ducks Unlimited.  Additionally, Mr. Bonderson serves on the Advisory Committee of the School of Engineering and the Foundation Board of California Polytechnic State University, San Luis Obispo, California.

Mr. Bonderson recently stated “I am pleased to join the Visualant Board of Directors.  I look forward to working with the Board and management to help them build a great company.”

Ron Erickson, Visualant CEO said, “We are thrilled to have Paul Bonderson join the Visualant Board of Directors.  He brings a wealth of experience which can guide us as we bring our technology to the marketplace and expand the reach of our distribution.”

About Visualant, Inc.

Visualant, Inc. is an emerging leader in security and authentication systems technology. Through its wholly-owned subsidiary, TransTech Systems, Inc., the Company provides security and authentication solutions to security and law enforcement markets throughout the United States.

Safe Harbor Statement

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of Visualant, Inc..  Specifically, we are exposed to various risks related to our need for additional financing to support our technology development, acquiring or investing in new businesses and ongoing operations, the sale of a significant number of our shares of common stock could depress the price of our common stock, the market price of our common stock may be volatile, and we may incur losses in the future.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.